Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
THIRD QUARTER 2018 DIVIDEND OF $0.39 PER SHARE
AND ANNOUNCES JUNE 30, 2018 FINANCIAL RESULTS

THIRD QUARTER 2018 DIVIDEND DECLARED

New York, NY — August 1, 2018 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.39 per share, an increase of $0.01 per share over the prior quarter dividend. The third quarter dividend is payable on September 28, 2018 to stockholders of record as of September 14, 2018.

JUNE 30, 2018 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2018.

HIGHLIGHTS

 Financial

	Q2-18		Q2-17
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.39		$0.34
Net investment income	$162	$0.38	$124	$0.29
Net realized gains	$27	$0.07	$106	$0.25
Net unrealized gains (losses)	$65	$0.15	$(52)	$(0.12)
GAAP net income	$254	$0.60	$178	$0.42
Dividends declared and payable		$0.38		$0.38

	As of
(dollar amounts in millions, except per share data)	June 30, 2018	June 30, 2017	December 31, 2017
Portfolio investments at fair value	$11,527	$11,498	$11,841
Total assets	$12,297	$12,328	$12,347
Stockholders’ equity	$7,270	$7,051	$7,098
Net assets per share	$17.05	$16.54	$16.65
__________________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net professional fees and other costs related to the acquisition of American Capital, Ltd. (“American Capital”) (the “American Capital Acquisition”), expense reimbursement (the “Ares Reimbursement”) from Ares Capital Management LLC (“Ares Capital Management”), net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto. For more information about the Ares Reimbursement, see Note 12 “Related Party Transactions” in Part I, Item I “Financial Statements” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

Portfolio Activity

(dollar amounts in millions)	Q2-18	Q2-17	Q4-17
Portfolio Activity During the Period:
Gross commitments	$1,619	$1,973	$1,506
Exits of commitments	$2,200	$1,792	$1,321

Portfolio as of the End of the Period:
Number of portfolio company investments	346	319	314
Weighted average yield of debt and other income producing securities(3):
At amortized cost	10.4%	9.4%	9.7%
At fair value	10.5%	9.5%	9.8%
Weighted average yield on total investments(4):
At amortized cost	9.1%	8.2%	8.7%
At fair value	9.0%	8.3%	8.7%
__________________________________________________

(3)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(4)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

SECOND QUARTER 2018 OPERATING RESULTS

For the second quarter of 2018, Ares Capital reported GAAP net income of $254 million or $0.60 per share (basic and diluted), Core EPS(2) of $0.39 per share (basic and diluted), net investment income of $162 million or $0.38 per share (basic and diluted), and net realized and unrealized gains of $92 million or $0.22 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the amount of acquisition related expenses, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2018, total assets were $12.3 billion, stockholders’ equity was $7.3 billion and net asset value per share was $17.05.

In the second quarter of 2018, Ares Capital made $1,619 million in new investment commitments, including commitments to 14 new portfolio companies, 27 existing portfolio companies and five additional portfolio companies through the Senior Direct Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients to fund first lien senior secured loans. Of the new commitments, 42 were sponsored transactions.  As of June 30, 2018, 173 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1,619 million in new commitments made during the second quarter of 2018, 67% were in first lien senior secured loans, 25% were in second lien senior secured loans, 6% were in the subordinated certificates of the SDLP, 1% were in senior subordinated loans and 1% were in other equity securities. Of these commitments, 99% were in floating rate debt securities, of which 93% contained interest rate floors and 7% were in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in floating rate first lien senior secured loans through the SDLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the second quarter of 2018, significant new commitments included:

•
$380 million in first lien senior secured delayed draw and term loans and second lien senior secured delayed draw and term loans of a software and payment services provider to faith-based institutions;

•	$119 million in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in first lien senior secured loans to four portfolio companies in a variety of industries;

•	$80 million in a second lien senior secured term loan of a provider of student information system software solutions to the K-12 education market;

•
$79 million in first lien senior secured revolving, delayed draw and term loans, second lien senior secured delayed draw and term loans and subordinated delayed draw and term loans of a real estate and facilities management software provider;

•	$75 million in a first lien senior secured term loan of a sand-based proppant producer and distributor to the oil and natural gas industry;

•	$70 million in a first lien senior secured delayed draw term loan of a developer and operator of small scale power generation projects;

•	$67 million in a first lien senior secured term loan of a manager and operator of leisure properties;

•	$61 million in a second lien senior secured term loan of an oil and gas producer;

•
$54 million in first lien senior secured revolving, delayed draw and term loans and second lien senior secured delayed draw and term loans of an enterprise management software provider for the convenience retail and petroleum wholesale markets;

•	$50 million in a first lien senior secured term loan of a gas turbine power generation facilities operator;

•	$44 million in a first lien senior secured term loan of a distributor of non-discretionary, mission-critical aftermarket automotive replacement parts;

•	$43 million in first lien senior secured revolving and term loans of a venue management and food and beverage provider;

•	$41 million in a second lien senior secured term loan of a provider of structural integrity management services to transmission and distribution infrastructure;

•	$29 million in first lien senior secured revolving and term loans and equity of a provider of outsourced crew accommodations and logistics management solutions to the airline industry;

•	$28 million in first lien senior secured revolving, delayed draw and term loans and second lien senior secured delayed draw and term loans of an adenosine triphosphate testing technology provider;

•	$28 million in first and second lien senior secured delayed draw term loans of a heating, ventilation and air conditioning services provider;

•	$27 million in a second lien senior secured term loan of a producer of flashlights;

•	$26 million in first lien senior secured revolving, delayed draw and term loans of a supply chain risk management software provider; and

•	$24 million in first lien senior secured revolving, delayed draw and term loans of a hotel operator.

Also in the second quarter of 2018, Ares Capital exited approximately $2,200 million of investment commitments (including exits of $179 million of commitments acquired as part of the American Capital Acquisition). Of the total investment commitments exited, 66% were first lien senior secured loans, 24% were second lien senior secured loans, 7% were senior subordinated loans, 1% were collateralized loan obligations, 1% were preferred equity securities and 1% were other equity securities. Of the approximately $2,200 million of exited investment commitments, 92% were floating rate, 6% were fixed rate, 1% were on non-accrual status and 1% were non-interest bearing.

The fair value of Ares Capital’s portfolio investments at June 30, 2018 was $11.5 billion, including $9.9 billion in accruing debt and other income producing securities. As of June 30, 2018, the total portfolio at fair value included $1.5 billion of investments acquired in the American Capital Acquisition. The total portfolio investments at fair value were comprised of approximately 40% of first lien senior secured loans, 30% of second lien senior secured loans, 5% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP), 9% of senior subordinated loans, 1% of collateralized loan obligations, 6% of preferred equity securities and 9% of other equity securities. As of June 30, 2018, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 10.4% and 10.5%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 9.1% and 9.0%, respectively, and 78% of the total investments at fair value were in floating rate securities.

“We generated another strong quarter, with substantial year over year growth in our core earnings and net asset value as we benefited from portfolio rotation opportunities and rising interest rates,” said Kipp deVeer Chief Executive Officer of Ares Capital. “We also had another quarter of stable credit and investment performance and net gains primarily driven by our acquired ACAS investments. As previously announced, our board’s recent decision in June to approve the reduction in our asset coverage requirement will allow ARCC to benefit from the regulatory relief in the Small Business Credit Availability Act.  We believe this added flexibility will improve our risk profile, enhance our earnings and broaden our market opportunity once the plan is fully implemented.”

PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of June 30, 2018 and December 31, 2017, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 2.7% and 3.1%, respectively, of total investments at amortized cost (or 0.8% and 1.4%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2018, Ares Capital had $509 million in cash and cash equivalents and $4.6 billion in total aggregate principal amount of debt outstanding ($4.5 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $3.1 billion available for additional borrowings under its existing credit facilities as of June 30, 2018.

On June 21, 2018, Ares Capital’s board of directors unanimously approved the application of the modified asset coverage requirement set forth in Section 61(a)(2) of the Investment Company Act, as amended by the Small Business Credit Availability Act. As a result, effective June 21, 2019, Ares Capital’s asset coverage requirement applicable to senior securities will be reduced to 150%. Once the 150% coverage ratio becomes effective, Ares Capital expects to use incremental leverage to continue to invest primarily in its current mix of investments with no fundamental change in its investment objective and intends to target a debt to equity range of 0.90x to 1.25x. In connection with Ares Capital’s board of directors approving the modification of the asset coverage requirement, the investment advisory and management agreement with Ares Capital Management will be amended prior to June 21, 2019 to reduce Ares Capital’s annual base management fee from 1.5% to 1.0% on all assets financed using leverage over 1.0x debt to equity.
SECOND QUARTER 2018 DIVIDEND

On April 26, 2018, Ares Capital declared a second quarter dividend of $0.38 per share for a total of approximately $162 million. The record date for this dividend was June 15, 2018 and the dividend was paid on June 29, 2018.

RECENT DEVELOPMENTS

From July 1, 2018 through July 25, 2018, Ares Capital made new investment commitments of approximately $895 million, of which $794 million were funded. Of these new commitments, 70% were in first lien senior secured loans, 25% were in second lien senior secured loans and 5% were in other equity securities. Of the approximately $895 million of new investment commitments, 95% were floating rate and 5% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 7.5%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

From July 1, 2018 through July 25, 2018, Ares Capital exited approximately $629 million of investment commitments, including $291 million of investment commitments acquired in the American Capital Acquisition. Of the total investment commitments exited, 62% were first lien senior secured loans, 25% were senior subordinated loans, 11% were second lien senior secured loans and 2% were investments in the SDLP Certificates. Of the approximately $629 million of exited investment commitments, 75% were floating rate and 25% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.5% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 9.5%. On the approximately $629 million of investment commitments exited from July 1, 2018 through July 25, 2018, Ares Capital recognized total net realized gains of approximately $326 million.

In addition, as of July 25, 2018, Ares Capital had an investment backlog and pipeline of approximately $710 million and $660 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, August 1, 2018 at 12:00 p.m. (ET) to discuss its quarter ended June 30, 2018 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 0644601 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 15, 2018 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10121377. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $11,435 and $11,905, respectively)	$11,527	$11,841
Cash and cash equivalents	509	316
Interest receivable	89	93
Receivable for open trades	56	1
Other assets	116	96
Total assets	$12,297	$12,347
LIABILITIES
Debt	$4,542	$4,854
Base management fees payable	45	44
Income based fees payable	30	27
Capital gains incentive fees payable	117	79
Accounts payable and other liabilities	140	181
Interest and facility fees payable	69	64
Payable for open trades	84	—
Total liabilities	5,027	5,249
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 426 common shares issued and outstanding	—	—
Capital in excess of par value	7,192	7,192
Accumulated overdistributed net investment income	(99)	(81)
Accumulated undistributed net realized gains on investments, foreign currency transactions, extinguishment of debt and other assets	87	72
Net unrealized gains (losses) on investments, foreign currency and other transactions	90	(85)
Total stockholders’ equity	7,270	7,098
Total liabilities and stockholders’ equity	$12,297	$12,347
NET ASSETS PER SHARE	$17.05	$16.65

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
INVESTMENT INCOME
Interest income from investments	$262	$231	$516	$462
Capital structuring service fees	25	29	54	41
Dividend income	24	16	46	40
Other income	22	8	34	16
Total investment income	333	284	650	559

EXPENSES
Interest and credit facility fees	61	55	121	110
Base management fees	45	44	91	83
Income based fees	40	30	78	62
Capital gains incentive fees	18	10	38	26
Administrative fees	4	3	7	6
Net professional fees and other costs related to the acquisition of American Capital	(1)	12	2	38
Other general and administrative	8	9	16	17
Total expenses	175	163	353	342
Waiver of income based fees	(10)	(10)	(20)	(10)
Total expenses, net of waiver of income based fees	165	153	333	332
NET INVESTMENT INCOME BEFORE INCOME TAXES	168	131	317	227
Income tax expense, including excise tax	6	7	11	9
NET INVESTMENT INCOME	162	124	306	218
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	27	110	15	112
Net unrealized gains (losses)	65	(52)	175	(30)
Net realized and unrealized gains on investments, foreign currency and other transactions	92	58	190	82
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	(4)	—	(4)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$254	$178	$496	$296
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.60	$0.42	$1.16	$0.70
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	426	426	426	424

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2018 and 2017 are provided below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.39	$0.34	$0.78	$0.65
Net professional fees and other costs related to the American Capital Acquisition	—	(0.03)	—	(0.08)
Ares Reimbursement	0.03	—	0.03	—
Net realized and unrealized gains	0.22	0.13	0.44	0.19
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.04)	(0.02)	(0.09)	(0.06)
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP EPS	$0.60	$0.42	$1.16	$0.70
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net professional fees and other costs related to the American Capital Acquisition, the Ares Reimbursement, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For more information about the Ares Reimbursement, see Note 12 “Related Party Transactions” in Part I, Item I “Financial Statements” in the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2018.